                                                                    EXHIBIT 10.1

                              DATED MARCH 27, 1996


                                  CONFIDENTIAL


***Portions of the Exhibit have been omitted pursuant to a request for Confidential Treatment under rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.





                      (1) PROTEUS MOLECULAR DESIGN LIMITED


                             (2) ML LABORATORIES PLC















                          ----------------------------
                          TECHNOLOGY LICENSE AGREEMENT
                          ----------------------------





                                    HUNT & CO
                               35-36 GUILD STREET
                               STRATFORD UPON AVON
                                  WARWICKSHIRE
                                    CV37 6QY


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THIS AGREEMENT is made the                day of                     1996

BETWEEN:

(1) PROTEUS MOLECULAR DESIGN LIMITED whose registered office is at Proteus House, Lyme Green Business Park, Macclesfield, Cheshire, SK11 0JL ("Proteus");

(2) ML LABORATORIES PLC whose registered office is at Marcol House, 293 Regent Street, London, W1R 7PD ("ML").

1.      RECITALS

        Whereas Proteus has developed know-how and patentable matter relating to GnRH Immunotherapeutic. ML wishes to utilize this technology to develop, manufacture, use and sell products in the Territory for the treatment of human prostate and breast cancer.

        Whereas Proteus is willing to grant a License to ML to do so, on the terms and conditions of this Agreement.

        Whereas Proteus will be contracted to supply the Conjugate to be incorporated in the finished products.

        IT IS AGREED, as follows:

2.      INTERPRETATION

        2.1     In this Agreement:

                "Competing Product"       means a third party product for
                                          application within the Field of Use of
                                          which all or part falls within the
                                          claims of United States Patent
                                          Application No. 07/177,730 filed 5th
                                          April 1988 in the form of its claims
                                          or any of them as existing immediately
                                          prior to the decision to grant or not
                                          grant the patent other than a product
                                          in relation to which the invention in
                                          the said claims forms an immaterial or
                                          insubstantial part. In the event that
                                          the parties are unable to agree
                                          whether a particular third party
                                          product is a Competing Product the
                                          matter shall be resolved in accordance
                                          with Schedule G;

                  "Completion"            means either:

                                          (a) the entry into the next stage of
                                          development being in relation to Phase
                                          II


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                                          the date of commencement of Phase III
                                          of clinical trials or in relation to
                                          Phase III making the application for
                                          Registration (as appropriate) as
                                          outlined in the relevant clinical
                                          development plan; or

                                          (b) such other date as the parties may
                                          agree having regard in particular to
                                          the supply of Conjugate or regulatory
                                          issues or changes to the Programme;

                                          and "Completed" shall have a
                                          corresponding meaning;

                "Conjugate"               means the biologically active material
                                          (including any improvements thereto
                                          made pursuant to clause 6.3) formed by
                                          linking the GnRH analogue, referred to
                                          in the claims of United States Patent
                                          Application No. 07/177,730 filed 5th
                                          April 1988 in the form of its claims
                                          existing immediately prior to the
                                          decision to grant or not grant the
                                          patent, to a tetanus toxoid by means
                                          of a chemical linker;

                "Field of Use"            means the treatment of human prostate
                                          and breast cancer and other human
                                          ailments;

                "Formulation"             means the mixing and dilution of the
                                          Conjugate with salts, water and
                                          adjuvants;

                "Group" means in relation to any company, that company and any other company which, at the relevant time, is that company's holding company or subsidiary (as defined by s736 of the Companies Act 1985), or the subsidiary of any such holding company (as so defined), and a "Member" of a Group has a corresponding meaning;

                "Improvement"             means any improvement made (whether
                                          patentable or not) to the Technology
                                          and which would make the Technology
                                          cheaper, more effective, more useful
                                          or


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
                                          more valuable, or would in any other
                                          way render the Technology preferable
                                          in commerce;

                "Indication"              means a use for a product for the
                                          treatment of a particular condition or
                                          for a particular purpose in relation
                                          to which Registration has been
                                          obtained;

                "Interest"                means interest at the rate of 4 per
                                          cent per annum above the base rate
                                          from time to time of National
                                          Westminster Bank Plc;

                "Know-How"                means the experience and knowledge of
                                          the appropriate methodologies and
                                          processes and the supporting technical
                                          data, drawings, specifications for the
                                          information (howsoever stored,
                                          recorded or embodied including on
                                          magnetic media) brief details of which
                                          are set out in Schedule B but
                                          excluding anything relating to the
                                          Conjugate;

                "Patents"                 means the patents and patent
                                          applications listed in Schedule A and
                                          any patent obtained in pursuance of
                                          any such application including any
                                          extension of any such patent including
                                          any protection under an SPC;

                "Product(s)"              all products or materials of ML (or
                                          Members of its Group or its
                                          sub-licensees) of which all or part
                                          are developed, produced, made, utilize
                                          or use all or any part of the
                                          Technology and/or the Conjugate for
                                          application within the Field of Use
                                          other than products or materials of
                                          which the non patented Technology
                                          forms an immaterial or insubstantial
                                          part;

                "Programme"               means a programme of clinical,
                                          development, stability and/or other
                                          trials conducted in relation to a
                                          particular Product and/or the
                                          application for Registration for that
                                          particular Product


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
                                          with the intention of obtaining a
                                          particular Indication or Indications
                                          for that Product;

                "Net Sales Value"         means, in relation to any of the
                                          Products:

                                          (a) where the Products are sold on
                                          arm's length terms, the price charged
                                          to the purchaser less;

                                          (i)  any value added tax or other
                                               sales tax;

                                          (ii) any freight, warehousing,
                                               carriage and carriage insurance
                                               charges,

                                          to the extent that any of those items
                                          are included in the price, and after
                                          deducting any allowances for lost or
                                          damaged merchandise or returns and any
                                          normal trade discounts or rebates
                                          actually given;

                                          (b) where the Products are sold
                                          otherwise than on arm's length terms,
                                          but are subsequently sold on arm's
                                          length terms, the price charged under
                                          the first such arm's length sale,
                                          calculated in accordance with
                                          sub-clause (a) above;

                                          (c) where the Products are not sold on
                                          arm's length terms but are used or
                                          otherwise disposed of on a commercial
                                          basis, the price that would have been
                                          charged on the first arm's length
                                          sale, calculated in accordance with
                                          sub-clause (a) above provided that
                                          Products reasonably supplied as
                                          samples shall not be treated as being
                                          disposed of on a commercial basis and
                                          shall be ignored for the purposes of
                                          calculating Net Sales Value;

                "Quarter"                 means each period of three months
                                          ending on the last day of March, June,
                                          September and December, and any
                                          shorter period to the date of
                                          termination


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
                                          of this Agreement, and "Quarterly" has
                                          a corresponding meaning;

                "Registration"            means approval issued by a designated
                                          regulatory authority of any country to
                                          grant marketing authorization for that
                                          country for a product;

                "SPC" means in relation to any Product all Supplementary Protection Certificates for medicinal products and their equivalents provided under Council Regulation (EEC) No. 1768/92 of 18th June 1992 or analogous extensions of patent/product protection in any jurisdiction;

                "Start Date" means the date upon which a contract with an investigator is made to start clinical trials under a Programme which has not been terminated under clause 8.5;

                "Technology"              means the Patents and the Know-How; .

                "Term" means the period during which this Agreement continues in force pursuant to clause 14.1;

                "Territory"               means the world;

                "Year"                    means each calendar year.

        2.2     Any reference in this Agreement to:

                (a) a statute or a provision of a statute is a reference to that statute or provision as amended or re-enacted at the relevant time; and

                (b) "writing" or any cognate expression includes a reference to any communication effected by telex, facsimile transmission or similar means.

        2.3 The headings in this Agreement are for convenience only and shall not affect its interpretation.

3.      GRANT OF LICENSE

        3.1 Proteus hereby grants to ML, subject to the provisions of this Agreement, an exclusive world-wide license under the Technology to:


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                (a)     develop and manufacture Products in the Territory other
                        than the Conjugate;

                (b) use, deal in and sell the Products and otherwise to use the Technology in the Territory within the Field of Use; and

                (c) have the Products (other than the Conjugate) manufactured in the Territory for ML by a sub-contractor, subject to ML obtaining from the sub-contractor a binding written undertaking to comply with all the applicable provisions of this Agreement, and procuring that the subcontractor complies in all respects with those provisions.

        3.2 ML shall be liable for and indemnify Proteus against the acts or omissions of its sub-contractors appointed under this Agreement as though they were the acts or omission of ML under this Agreement.

        3.3 During the Term Proteus, except as otherwise provided in this Agreement, shall not:

                (a) develop or manufacture Products other than the Conjugate;

                (b) use, sell or otherwise deal in any of the Products or make any other use of the Technology in the Field of Use in the Territory save for the supply of Conjugate in accordance with ML's instructions;

                (c) supply any Products (other than supply of the Conjugate) to any person in the Territory; or

                (d) develop or manufacture any products (other than the Conjugate) which reduces directly or indirectly the level of sex hormones in humans without the prior written consent of ML (to be given in ML's absolute discretion);

                (e) grant to any other person a license to do anything specified by sub-clauses 3.3(a), (b), (c) or (d) above; or

                (f) encourage or assist any third party to do anything specified by subclauses 3.3(a), (b), (c) or (d) above.

        3.4 ML shall not (and procure that the Members of ML's Group and each of its sub-licensees shall not) use the Technology outside the Field of Use.

        3.5 Proteus acknowledges and accepts that the restriction on it set out in clause 3.3(d) is a necessary commercial and practical restriction having regard to the nature of the patented invention the subject of the Patents and the Know-How together with the legitimate need of ML to protect the substantial consideration payable by ML in order to obtain the exclusive rights in respect of the said invention and the Know-How as well as the legitimate need for ML to minimize


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
                the substantial commercial risk being taken by ML in order to commercialize the said invention and the Know-How.

4.      SUB-LICENSING

        4.1 ML shall be entitled to grant sub-licenses of its rights under this Agreement to any person, provided that:

                (a) the sub-license contains undertakings by the sub-licensee to observe and perform provisions substantially similar to those contained in this Agreement with regard to use, restrictions, confidentiality, access to records, non-assignability and termination, so far as the same are capable of observance and performance by the sub-licensee, and prohibits any further sub-licensing;

                (b) the sub-license is expressed to terminate automatically on the termination of this Agreement for any reason.

        4.2 Proteus agrees that any sub-license granted by ML pursuant to this Agreement may include as an alternative to the provision referred to in clause 4.1(b) above a right for the sub-licensee to novate their sub-license to Proteus in the event that this Agreement does terminate. Proteus will take such a novation provided that:

                (a) Proteus was notified of the identity of the sub-licensee by ML within 30 days of the grant of the sub-license;

                (b) Proteus receives a written confirmation of the novation from the sub-licensee within 30 days from the termination of this Agreement;

                (c)     the sub-license is on normal commercial terms;

                (d) the sub-licensee has not been in breach of the terms of their sub-license; and

                (e) the sub-licensee is not and has not been a Member of ML's Group.

        4.3     ML shall:

                (a) within 30 days of the grant of any sub-license notify Proteus in writing, and

                (b) at all times during the Term ensure the observance and performance by every sub-licensee under this Agreement of the provisions of the sub-license and indemnify Proteus against any loss, damages, costs, claims or expenses which are awarded against or incurred by Proteus as a result of any breach by any sub-licensee under this Agreement of any of the provisions of the sub-license.


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
        4.4 In the event that ML grants any sub-licenses under this Agreement ML shall remain responsible for and indemnify Proteus against all acts and omissions of such sub-licensees as though they were acts or omissions of ML under this Agreement.

        4.5 ML shall not grant any sub-licenses under this Agreement for a consideration other than money at full value without Proteus' prior written consent

5.      DEVELOPMENT

        5.1 Save as provided in clause 5.2 ML or its sub-licensees shall be wholly responsible for the further development of the Products (other than Conjugate) including planning, conducting and funding all necessary Programmes leading to Registration of the Products to the maximum extent commercially practicable. ML undertakes to Proteus that it shall use its reasonable commercial endeavours to progress such Programmes and Registration in a timely manner keeping Proteus fully informed during such period of development.

        5.2 Proteus shall be responsible for the Phase IIa study for the first Product including planning, conducting and funding the study. Proteus shall be entitled to sub-contract the work for the Phase IIa study to a sub-contractor approved by ML. The results and data from the Phase IIa study shall be included within the definition of Technology for the purposes of this Agreement and licensed to ML in accordance with clause 3.1.

        5.3 Forthwith on receipt from ML of the initial payment due pursuant to subclause 8.1(a) below Proteus will supply ML with all information in its possession that has not previously been disclosed relating to the Technology,

        5.4 Proteus shall supply sufficient Conjugate to ML to allow ML to conduct Programmes for Products at a price to be agreed.

6.      IMPROVEMENTS

        6.1 Any Improvement made by ML shall belong to ML. Proteus shall have no rights to such Improvement other than as provided in clauses 15.2 and 15.3.

        6.2 Any Improvement developed by Proteus shall belong to Proteus. Any such Improvement shall be included within the definition of Technology for the purposes of this Agreement and licensed to ML in accordance with clause 3.1.

        6.3 Proteus shall use its reasonable endeavours to improve the Conjugate to make it cheaper, more effective, more useful, more valuable or to render the Conjugate preferable in commerce.


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7.      METHODS OF MANUFACTURE AND SALE

        7.1 ML shall ensure that all Products manufactured by or for ML comply with any methods of manufacture, specifications, formulae, designs, standards of quality and quality control procedures laid down by any regulatory authorities from time to time and with all applicable standards and legal requirements, and are free from defects in workmanship and materials.

        7.2 ML shall use its reasonable endeavours at all times during the Term to promote the sale of the Products and to satisfy market demand for them.

        7.3 Except as otherwise provided in this Agreement, ML shall be entitled to promote and market the Products in the Territory in such manner as ML may, in accordance with sound commercial principles, think fit, and in particular ML shall be entitled to use such trade marks in respect of the Products and to sell the Products to its customers at such prices as it may determine.

        7.4 ML shall not be (and shall procure that any of its Group Members and/or sub-licensees are not) during the Term involved directly or indirectly in the research, development, manufacture, production, marketing, sale or otherwise of any product which:

                (a)     is the same as the Products; or

                (b) reduces directly or indirectly the level of sex hormones in humans;

                without the prior written consent of Proteus (which shall be in Proteus' absolute discretion).

        7.5 ML acknowledges and accepts that the restriction on it set out in clause 7.4 is a necessary commercial and practical restriction having regard to the nature of the patented invention the subject of the Patents and the Know-How together with the need to keep the use and disclosure of the said invention and the Know-How strictly limited to the purposes of ML performing its obligations and exercising its rights under this Agreement.

8.      MILESTONE PAYMENTS

        8.1     ML shall pay to Proteus:


                (a) the sum of *** on the day of execution of this Agreement; and

                (b) the sum of *** payable on the commencement of Phase IIa clinical trials for the first Product.

        8.2 There shall also be paid to Proteus by ML development milestones as follows:

                (a)   the sum of ***:

                      (i) on the first Completion of a Phase IIa study under any Programme (with credit to be given for any installments already paid under (ii) below); or

                      (ii) *** with the first installment paid on the second anniversary of a Start Date and the second installment paid on the third anniversary of a Start Date;

                       whichever of the events in (i) and (ii) above shall be the sooner.

                (b)   the sum of ***:

                      (i) on the first Completion of a Phase III study under any Programme (with credit to be given for any installments already paid under (ii) below); or

                      (ii) *** with the first installment paid on the fourth anniversary of a Start Date and the second installment paid on the fifth anniversary of a Start Date;

                       whichever of the events in (i) and (ii) above shall be the sooner.

        8.3 There shall also be paid to Proteus by ML regulatory milestones as follows:


                (a) *** on the first Registration for any Product in any country in the European Union;

                (b)     *** on the first Registration for any Product in Japan;

                (c) *** on the first Registration for any Product in the United States of America; and

                (d) *** on the first Registration for any Product in any country referred to in Schedule C.



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        8.4     Each of the milestone payments referred to in clauses 8.2 and
                8.3 above shall be payable only once. It shall be paid upon the first occurrence of the particular event to which each milestone relates regardless of which Programme the event occurs under.

        8.5 ML shall have the right to terminate any Programme upon giving 2 months written notice to Proteus. On the termination of any particular Programme:

                (a)     ML will cease all work in relation to that Programme;
                        and

                (b) that Programme will cease to be of effect in triggering the payment of future milestones or installments of milestones.

        8.6 The milestone payments referred to in this Section 8 shall not be creditable against ML's royalty obligations and shall apply regardless of whether it is ML, a Member of its Group, any sub-licensee or any sub-contractor who completes the relevant study, phase or obtains Registration as appropriate.

        8.7 Payment of the milestone payments referred to in this Section 8 shall be made by telegraphic transfer to a bank account nominated from time to time by Proteus.

9.      ROYALTIES

        9.1 In consideration of the rights granted under this Agreement, ML shall, subject to the following provisions, pay to Proteus:

                (a) royalties in respect of all Products sold, or used or otherwise disposed of on a commercial basis by ML and/or any Member of its Group at the rate of *** of the Net Sales Value of those Products calculated in accordance with Schedule D;

                (b) royalties at the rate of *** of all royalties or other sums (other than those referred to in clause 9.5) received by ML and/or any Member of its Group from any third party (other than those referred to in sub-clause 9.1(c) below) in consideration of the grant to it of a sub-license under all or any part of ML's rights under this Agreement; and

                (c) royalties at the rate of *** of all royalties or other sums (other than those referred to in clause 9.5) received by ML and/or any Member of its Group from any third party in consideration of the granting to it of a sub-license under all or any part of ML's rights under this Agreement which relate to the United Kingdom and/or Ireland;

                provided that the amount of royalties payable to Proteus under
                b) and (c) above in relation to the grant of a particular sub-license shall not be less than *** of the Net Sales Value of the particular sub-licensee in any country for so long as a patent within the Patents remains in force in that country. ML shall make up the amount of any shortfall in royalties paid to Proteus, in relation to such sub-license to this minimum level.

        9.2     The royalties payable pursuant to clause 9.1 shall be due:

                (a) in relation to Proteus' royalty on royalties payable to ML and/or ML's Group under sub-clauses 9.1(b) and (c) above with the same frequency as the royalties are due to be paid to ML and/or ML's Group under each of such sub-licenses; and

                (b) in relation to Proteus' royalty on sales of Products made by ML and/or ML's Group under sub-clause 9.1(a) they shall be paid Quarterly.

        9.3 Within 30 days after any payment of royalties is due to Proteus ML shall send to Proteus a written statement showing, for the period since the last such written statement, details of the following:

                (a) the quantity of the Products sold or otherwise disposed of on a commercial basis by ML and/or any Member of its Group;

                (b) the Net Sales Value in respect of that quantity of Products sold or otherwise disposed of on a commercial basis by ML and/or any Member of its Group;


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
                (c)     the amount of the royalties payable under sub-clause
                        9.1(a);

                (d) the amount of royalties or other sums received by ML and/or Members of its Group under any sub-licenses; and

                (e) the amount of any royalties payable pursuant to sub-clauses 9.1(b) and 9.1(c).

        9.4 On the same day as providing the written statement referred to in clause 9.3 ML shall send to Proteus a telegraphic transfer for the total amount of royalties shown as payable on the written statement.

        9.5 The calculation of royalties payable to Proteus under sub-clauses 9.1(b) and (c) shall not take into account any initial up front payments which ML and/or a Member of its Group receives in relation to the grant of any sub-license for a territory provided:

                (a) such payments are due to ML prior to or upon the first Registration or launch of a Product in that territory; and

                (b) in addition the sub-license provides for royalties to be paid at a full commercial rate; and

                (c) the payment does not contain any element which is attributable to a prepayment of royalties (in the event such element does exist then only that element shall be subject to the calculation of royalties).

10.     GENERAL FINANCIAL

        10.1 All royalties or other sums payable under this Agreement shall be paid in pounds sterling. Where any royalties or other sums falling due in any period covered by the written statements referred to in clause 9.3 are calculated in a currency other than pounds sterling, they shall be converted into pounds sterling by reference to:

                (a) the exchange rate applying when the monies are actually converted into pounds sterling if this occurs during the period covered by the written statement referred to in clause 9.3; or

                (b) in the event the monies are not actually converted into pounds sterling, the exchange rate of the National Westminster Bank plc ruling in London on the last day of the period covered by the written statement referred to in clause 9.3.

        10.2 All royalties of other sums payable under this Agreement are exclusive of value added tax or other applicable taxes or duties, for which ML shall be additionally liable, and shall be paid in cleared funds to such bank account or in such manner as Proteus may specify from time to time, without any set-off, deduction or


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
                withholding except any tax which ML is required by law to deduct or withhold, and if ML is required by law to make any such tax deduction or withholding, ML shall do all things in its power which may be necessary to enable or assist Proteus to claim exemption from or (if that is not possible) a credit for the deduction or withholding under any applicable double taxation or similar agreement from time to time in force, and shall from time to time give Proteus proper evidence as to the deduction or withholding any payment over of the tax deducted or withheld.

        10.3 If ML fails to pay in full any royalties or other sums payable under this Agreement on the date or within the period specified for payment, the amount outstanding shall bear Interest, both before and after any judgement, from that date or the last day of that period until that amount is paid in full to Proteus.

        10.4    ML shall remain liable to pay royalties:

                (a) on Net Sales Value of Products which ML and/or any Member of its Group sells or otherwise disposes of or deals in Products on a commercial basis for a period equal to the longer of:-

                        (i)     the duration of the Patents; or

                        (ii) the period during which all or part of the Technology remains subject to duties of confidentiality under clause 13.1; and

                (b) on royalties and other sums received from sub-licensees under this Agreement for so long as ML and/or Members of its Group receive or are entitled to receive such monies.

11.     ACCOUNTS

        11.1 ML shall keep (and procure that each other Member of its Group and each of its sub-licensees keeps) true and accurate accounts and records in sufficient detail to enable the amount of all royalties or other sums payable under this Agreement to be determined.

        11.2 ML shall, upon Proteus giving reasonable notice, allow Proteus or its auditors (or procure that Proteus or its auditors is allowed) to inspect those accounts and records referred to in clause 11.1 and, to the extent that they relate to the calculation of royalties or other sums, to take copies of them provided that Proteus shall not exercise such right more than once in any Year).

        11.3 ML shall at its own expense, obtain and submit to Proteus, within 30 days of ML's auditors having produced ML's statutory accounts for each financial year, a certificate by ML's auditors that the statements submitted during that financial year to Proteus pursuant to clause 9.3 were true and accurate.


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
        11.4 If, following any inspection pursuant to clause 11.2, Proteus' auditors certify to Proteus that the amount of the royalties paid in respect of any period falls short of the amount of the royalties which were properly payable in respect of that period then, ML shall within 7 days of being served with a copy of the certificate pay the shortfall plus Interest thereon to Proteus. In the event that the shortfall is greater than 5% of the amount actually paid for that period then ML shall also pay to Proteus the reasonable costs and expenses of Proteus in making the inspection.

        11.5 The provisions of this Section 11 shall remain in full force and effect after the termination of this Agreement for any reason until the settlement of all subsisting claims of Proteus under this Agreement.

12.     INTELLECTUAL PROPERTY PROTECTION AND PROCEEDINGS

        12.1    Proteus shall:-

                (a) use its reasonable endeavours to prosecute any patent or other forms of protection subsisting in the Territory in respect of the Technology;

                (b) make all necessary filings, and pay all requisite renewal fees to maintain the Patents in the Territory; and

                (c) appeal against the first instance decision of the European Patent Office in the event that the European patent application referred to in Schedule A shall not be granted at first instance. Proteus shall not be obliged to continue with such appeal if leading counsel is of the opinion that Proteus has a less than a 50% chance of obtaining grant of such patent upon appeal;

                and in the event that Proteus shall not comply with clauses 12.1(a), (b) or (c) above then Proteus shall immediately notify ML and ML shall be entitled to take over the conduct of the prosecution or maintenance of such patent (including the said appeal) as appropriate.

        12.2 If ML does take over the conduct of prosecution or maintenance of a patent (including the said appeal) under clause 12.1 then ML shall be entitled to deduct ML's expenses in fulfilling the duty placed upon Proteus in 12.1(a), (b) and (c) from royalties payable to Proteus by virtue of such patent. Any patent or other protection obtained pursuant to any such application shall be or remain the absolute property of Proteus.

        12.3 ML undertakes that it will (or procure that its sub-licensees or agents will) apply for and use its reasonable endeavours to obtain SPC's in relation to each Product in as many countries as possible for which it obtains Registration. Proteus will provide all reasonable assistance in applying for and obtaining such SPC's.

        12.4 The parties shall, at the request of either of them and at joint expense but for no further consideration, enter into such formal licenses relating to the Patents as may be necessary or desirable in accordance with the relevant law and practice in each part of the Territory for the protection of either of the parties or the Patents.

        12.5 Proteus shall have no liability to ML in respect of any claim for infringement of any patent or other rights of any person which is based on the manufacture, use or sale of or any other dealing in any of the Products otherwise than in accordance with this Agreement.

        12.6 Each party shall fully notify the other as soon as practicable after it becomes aware of:-

                (a) any actual, threatened or suspected infringement of any of the Patents; or

                (b) any proceedings commenced against it in which the validity or Proteus' ownership of any of the Patents is challenged or it is alleged that use of the Technology pursuant to this Agreement infringes the patent or other rights of any third party.

        12.7 As soon as practicable after any notification has been given pursuant to clause 12.6, the parties shall meet to decide whether:

                (a) in the circumstances referred to in clause 12.6(a), proceedings shall be commenced; or

                (b) in the circumstances referred to in clause 12.6(b), the proceedings shall be defended.

        12.8 If the parties are unable to agree within 28 days of the meeting referred to in clause 12.7 upon the steps which should be taken, then:

                (a) in the circumstances referred to in clause 12.6(a), the party which considers that proceedings should be brought may, at its own expense:

                        (i) if it is the owner of the Patents, bring such proceedings; or

                        (ii) if the other party is the owner, require the other party to lend its name to such proceedings; or

                (b) in the circumstances referred to in clause 12.6(b), the party against whom the proceedings are brought may defend such proceedings and, if it does so, require that the other party provides it with assistance in defending such proceedings.

        12.9 If either party is required to lend its name to proceedings or required to assist in defending proceedings as contemplated by clause 12.8, the party requiring it to do so shall:

                (a) indemnify it against any damages, costs or expenses which are awarded against or incurred by it or which, with the consent of the party requiring it to do so, are agreed to be paid by it in settlement of the claim;

                (b) be entitled to any damages, costs or expenses which are awarded against or which are agreed to be paid by the claimant in settlement of the claim;

                (c) if it is requiring the other party to lend its name to proceedings, specify the court in which they shall be brought; and

                (d) to the extent that the circumstances permit, give directions as to the conduct of the proceedings.

        12.10 Each party shall do all such things and execute all such documents as may reasonably be required of it by the other party for the purpose of assisting the other party in bringing or defending any such proceedings, and the party receiving the assistance shall, unless it has been required by the other party to lend its name to bring or to assist in defending the proceedings, bear the cost of providing it.

        12.11 In the event that MIL wishes to commence or defend proceedings in relation to the Technology (and Proteus does not wish to do so) then ML may deduct an amount equal to legal expenses actually incurred by ML in commencing or defending such proceedings from the royalties payable to Proteus by virtue of the patent within the Patents which may be subsisting in the country to which the proceedings relate on condition that:

                (a) ML has obtained a written opinion from leading counsel (who shall be jointly instructed by ML and Proteus) that it has a reasonable prospect of success in such proceedings and a copy of such opinion has been provided to Proteus; and

                (b) ML does not fail to properly complete or take any procedural step in such proceedings; and

                (c) the opinion of leading counsel is sought on a regular basis that such proceedings continue to have a reasonable prospect of success; and

                (d) ML keeps Proteus fully informed as to the conduct of the proceedings on a regular basis and provides any information which may be requested by Proteus or its advisors; and

                (e) ML does not settle any such proceedings without the prior written consent of Proteus as to the terms of any such settlement;

                and in the event that ML shall fail at any time to satisfy any one of the conditions contained in (a), (b), (c), (d) or (e) above then the total amount of royalties deducted pursuant to this clause shall become immediately repayable to Proteus together with Interest.

        12.12 Upon any monies being received by ML and/or any Member of ML's Group by virtue of any proceedings in relation to which amounts have been deducted from Proteus' royalties under clause 12.11 (provided that those amounts have not already been repaid under clause 12.11) then such monies shall be applied in the order as follows:

                (a) in repaying to ML its legal expenses plus Interest (other than those legal costs met out of Proteus' royalties) and repaying to Proteus the amount of royalties deducted under clause 12.11 above plus Interest. Such repayment to ML and Proteus shall be made pro rata to the amounts to be repaid to each of them; and

                (b) any balance of such monies remaining after the repayment referred to in clause 12.12(a) above shall be apportioned between the parties in accordance with their respective losses provided that if any damages awarded under such proceedings did not include any element which was attributable to lost sales of Products or lost profit upon which Proteus would have received a royalty then Proteus shall not share in such damages.

        12.13 The preceding provisions state the entire obligation and liability of Proteus arising out of or in connection with this Agreement with respect to the infringement of any patent or other rights of any person subject to clause 19.4.

13.     CONFIDENTIALITY

        13.1 Each party shall not, at any time during the Term or within 15 years from the date of termination of this Agreement, disclose to any other person, or use for any purpose except as contemplated by this Agreement, any information which has been disclosed to it by the other party under or pursuant to this Agreement, and it shall keep all such information confidential (whether it is marked as such or not), except as provided by clauses 13.3 and 15.2 below.

        13.2 Any information which is disclosed to ML under or pursuant to the Agreement may be:

                (a)     disclosed by ML to:

                        (i) any regulatory body to the extent required to achieve the sale of Products; or

                        (ii)    any person, to the extent required by law; or

                (b)     disclosed by ML to:

                        (i) any actual or potential sub-licensee or sub-contractor of ML or any person carrying out research or development on its behalf; or

                        (ii) any employee of ML or any other Member of its Group or of any of the persons mentioned in sub-clause (b) (i) above.

                to the extent necessary for the purposes of the manufacture and sale of, and any other dealings in, the Products (other than the Conjugate), subject in each case to ML first obtaining a written undertaking from the person in question, as nearly as practicable in the terms of this clause, to keep the information confidential and to use it only for the purposes for which the disclosure is made.

        13.3 Any information which is disclosed to a party under or pursuant to this Agreement shall cease to be subject to the duty of confidentiality contained in clause 13.1 in the event that:

                (a) that party to whom it is disclosed can prove by documentary evidence, produced to the other party within 28 days of disclosure, was information already in its possession and at its free disposal before the disclosure hereunder to it, or

                (b) such information is hereafter disclosed without any obligations of confidence to that party by a third party who has not derived it directly or indirectly from the other party and/or a Member of the other party's Group; or

                (c) such information is or becomes generally available to the public in printed publications in general circulation through no act, omission or default on the part of that party or any Member of that party's Group or that party's agents, consultants, sub-contractors, sub-licensees or employees.

        13.4 Information shall not be regarded as being generally available to the public for the purposes of clause 13.3(c) if, despite the individual parts of the information being generally available, the precise configuration of its constituent components are not generally available.

        13.5 Each party agrees that it will be liable for the acts or omissions of its Group Members, agents and employees as if they were its own acts or omissions.

14.     DURATION AND TERMINATION

        14.1 This Agreement shall, unless terminated earlier for any reason, continue in force for not less than 10 years and thereafter for so long as ML is liable to pay royalties to Proteus.

        14.2 Either party may forthwith terminate this Agreement by giving written notice to the other if the other party commits any breach of this Agreement and, if the breach is capable of remedy, fails to remedy it within 30 days after being given a written notice containing full particulars of the breach and requiring it to be remedied.

        14.3 For the purposes of clause 14.2 a breach shall be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to the time of performance (provided that the time of performance is not of the essence).

        14.4 Proteus may forthwith terminate this Agreement by giving written notice to ML in the event that:

                (a) if any royalties or other sums payable by ML under this Agreement are not paid within 30 days of a written demand made by Proteus after the due date for payment; or

                (b) an encumbrancer takes possession, or a receiver is appointed, over all or a substantial part the property or assets of ML; or

                (c) (except for the purposes of a bona fide amalgamation or reconstruction and so that the resulting company effectively agrees to be bound by or assume the obligations imposed on ML under this Agreement) where ML becomes subject to an administration order, makes any voluntary arrangement with its creditors (with the meaning of the Insolvency Act 1986), goes into liquidation or ceases, or threatens to cease, to carry on business.

        14.5 In the event that Proteus shall have the right to terminate this Agreement it may, at its option, terminate this Agreement in relation to specific countries in the Territory and in this event this Agreement shall continue in full force and effect in relation to the remaining countries in the Territory.

        14.6 ML shall be entitled upon giving not less than 3 months' written notice to terminate this Agreement.

        14.7 In the event that after 30th September 1996 there is not at any time in existence a Programme which ML, a Member of ML's Group or ML's sublicensees is actively pursuing then the parties shall meet to discuss and agree the Start Date for the next Programme within 3 months of that point in time. In the event that:

                (a) the parties do not agree the date of the next Start Date in writing within the said period of 3 months; or

                (b) the relevant Programme does not in fact commence on or before the date being the agreed Start Date;

                then in the case of (a) above Proteus shall have the right to terminate this Agreement forthwith on written notice 12 months after the date there ceased to be an actively pursued Programme provided that a further Start Date does not arise during the said period of 12 months and in the case of (b) above Proteus shall have the right to terminate this Agreement forthwith on written notice after the date of the said agreed Start Date. This clause 14.7 shall cease to be of any further effect once Registration for any Product has been obtained in any country in the Territory.

        14.8 The rights given by this Section 14 to terminate this Agreement for any breach shall not prejudice any other right or remedy of either party in respect of the breach concerned or any other breach.

15.     EFFECT OF TERMINATION

        15.1    Upon the termination of this Agreement for any reason:

                (a) ML shall, on condition that it continues to pay royalties in accordance with Sections 9 and 10, be entitled for a period not exceeding 12 months to:

                        (i) manufacture any of the Products to the extent necessary to satisfy orders accepted before termination; and

                        (ii) sell, use or otherwise dispose of any unsold or unused stocks of the Products;

                (b) subject to clause 15.1(a) above, ML and/or Members of its Group shall cease to exploit, use or develop the Technology in any way, either directly or indirectly, in so far and for as long as any of the Technology or part thereof remains subject to the duties of confidentiality under this Agreement;

                (c) subject to clause 15.1(a) above, ML shall consent to the cancellation of any license granted to it, or of any registration of it in any register, in relation to any of the Patents;

                (d) subject as provided in this clause 15.1 and the remainder of Section 15, and except in respect of any accrued rights, neither party shall be under any further obligations to the other under this Agreement.

        15.2 Forthwith upon the termination of this Agreement for any reason (except where ML terminates for breach by Proteus in accordance with clause 14.2) ML will and/or will procure that:

                (a) all written, tangible or other records or storage systems containing information all or part of which relates to the Technology which remains subject to duties of confidentiality under this Agreement are either:

                        (i) delivered up to Proteus of a Member of Proteus' Group; or

                        (ii)    permanently erased or destroyed as appropriate;
                                and

                (b) full disclosure is made to Proteus or a Member of Proteus' Group, of:

                        (i) all results, data and details of studies conducted in relation to the Technology and/or under a Programme; and

                        (ii)    all Improvements;

                so that Proteus may assess the commercial worth of such information and/or Improvements and discuss its commercial exploitation with third parties provided that clause 15.2(b) above shall not give Proteus any right or license to actually exploit or use such information and/or Improvements for any other purpose. ML shall ensure that the data files relating to such information and/or Improvements are maintained for not less than 6 months after the termination of this Agreement.

        15.3 After the termination of this Agreement for any reason (except where ML terminates for breach by Proteus in accordance with clause 14.2) for a period of 6 months Proteus shall have the exclusive right to negotiate for a license and/or assignment of the information and/or Improvements referred to in clause 15.2(b) above. ML will and/or will procure that during such 6 month period such information and/or Improvements are not:

                (a) disclosed, licensed, assigned, disposed of, dealt with or otherwise exploited; or

                (b) the subject of discussions or negotiations for any of the matters referred to in clause 15.3(a) above;

                unless Proteus confirms in writing to ML that Proteus does not wish to take a license and /or assignment of such information and/or Improvements.

        15.4 The provisions of Sections 11, 13 and 15 shall continue in force in accordance with their terms, notwithstanding termination of this Agreement for any reason.

16.     SUPPLY OF CONJUGATE

        16.1 ML will not (and will procure that ML's Group Members do not) buy or obtain material of the same specification as the Conjugate from any person other than Proteus or a Proteus' Group Member.

        16.2 ML will procure that each of ML's sub-licensees purchases their supplies of material of the same specification as the Conjugate only from ML, Proteus or a Proteus Group Member.

        16.3 The parties agree that they will enter into a good faith negotiations in relation to an agreement for the supply of Conjugate to ML by Proteus the principal terms of which are summarized in Schedule E.

17.     NEW TECHNOLOGY

        In the event that Proteus desires to out-license or otherwise dispose of any new technology or invention then the parties agree that the new technology or invention shall be offered to ML in accordance with the mechanism set out in Schedule F.

18.     NATURE OF AGREEMENT

        18.1 Each party shall be entitled to perform any of the obligations undertaken by it and to exercise any of the rights granted to it under this Agreement through any other Member of its Group, provided that any act or omission of any such other Member of its Group shall, for all the purposes of this Agreement, to be deemed to be the act or omission of that party.

        18.2 Subject to clause 18.1 above, this Agreement is personal to ML, which may not assign, mortgage charge (otherwise than by floating charge) or (except as provided in this Agreement) sub-license any of its rights or sub-contract or otherwise delegate any of its obligations under this Agreement except with the prior written consent of Proteus (such consent not to be unreasonably withheld).

        18.3 Nothing in this Agreement shall create, or be deemed to create, a partnership, or the relationship of principal and agent, between the parties.

        18.4 This Agreement contains the entire agreement between the parties with respect to its subject matter and may not be modified except by an instrument in writing signed by the duly authorized representatives of the parties.

19.     WARRANTIES AND LIMITATIONS

        19.1 Each party warrants to the other that it has the authority to enter into this Agreement.

        19.2 Proteus hereby warrants to NIL as at the date of this Agreement to the best of its information, knowledge and belief that:

                (a) the Patents include all patents or applications for a patent made, owned by or registered in the name of Proteus or to which Proteus is beneficially entitled which may be material to the manufacture of Products other than the Conjugate;

                (b) the Know-how includes all know-how and confidential information in the possession, custody or control of Proteus which may be material to the manufacture of the Products other than the Conjugate;

                (c) the use and license for use by ML and any sub-licensee of ML of the Patents and the Know-How shall not infringe any intellectual property or other proprietary rights of any third party nor give rise to the payment by ML or any sub-licensee of ML of any royalty to any third party (other than pursuant to this Agreement) or to any liability to pay damages or compensation;

                (d) the Know-How (including all documents recording or embodying the Know-How) supplied to ML by Proteus is true, accurate and up to date; and

                (e) Proteus has not withheld or concealed any material fact, (of which ML is not already aware) which would, judged by objective industry standards, have resulted in ML deciding not to enter into this Agreement if it had been disclosed.

        19.3 Proteus hereby warrants to ML as at the date of this Agreement that:

                (a) neither the execution of this Agreement nor the performance by Proteus of its obligations nor the grant herein of the rights to ML will cause it to be in breach of any agreement or contract to which it is a party or is subject;

                (b) it is entitled to make each of the patent applications listed in Schedule A;

                (c) it does not have actual notice of any outstanding claim or allegation by any third party to the effect that:

                        (i) the use or the disclosure of the Know-How constitutes a breach of any duty of confidence owed to the third party by Proteus;

                        (ii) the third party has any interest, whether legal or equitable, in the Patents or any part thereof; or

                        (iii) Proteus has infringed the intellectual property rights of that third party;

                (d) the registered Patents are presently subsisting and the particulars of each as well as the particulars of each of the patent applications listed in Schedule A are true and correct;

                (e) Proteus has not granted any license or other right of use to any person or undertaking in relation to the matters licensed under this Agreement; and

                (f) Proteus has not entered into any agreement or arrangement involving the sale, mortgage, pledge, charge, granting of options or any other right, title or interest over the matters licensed under this Agreement other than rights contained in licenses granted outside the field of Use.

        19.4 Proteus will indemnify and at all times hereafter hold ML fully and effectively indemnified against any losses, costs, actions, claims, expenses, judgements or other liabilities arising out of any breach by Proteus of any of the warranties contained in Clauses 19.2 or 19.3.

        19.5 In relation to any claim by either party under this Agreement, including claims under any warranties or indemnities, that party shall be under a duty to mitigate any loss that it or Members of its Group may suffer.

        19.6 Each party acknowledges that, in entering into this Agreement, it does not do so in reliance on any representation, warranty or other provision except as expressly provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law are excluded to the fullest extent permitted by law.

        19.7 All payments and other obligations under this Agreement shall be made and/or discharged without any right of set off, counterclaim, withholding or deduction other than as expressly provided in this Agreement or required by law.

        19.8 Proteus shall not be liable to ML by reason of any representation of the breach of any implied condition, warranty or other term or any duty at common law or under any statute, or under any express term of this Agreement, for any loss, damages, costs, expenses or other claim for compensation whatsoever, whether occasioned by the negligence of Proteus, its servants or agents or otherwise, which arises out of or in connection with this Agreement, or which in any way relates to the Technology, or the manufacture, use or sale of any other dealing in any of the Products by or for ML or any other Member of its Group or any of its sub-licensees, to the extent that the claim is for:

                (a) loss of profits, contracts, goodwill, anticipated savings or for wasted expenditure (except in so far as details of such matters have been expressly notified to Proteus in advance of the occurrence of the event giving rise to the loss, damages, costs, expenses of other claim for compensation as aforesaid); or

                (b)     any indirect, special or consequential loss or damages.

        19.9 ML shall indemnify Proteus against any loss, damages, costs or expenses which are awarded against or incurred by Proteus as a result of any claim or threatened claim concerning the use by ML or any other Member of its Group or any of its sub-licensees of the Technology or any defect in or otherwise in connection with the manufacture, use, sale of or any other dealing in any of the Products by or for ML or any other Member of its Group or any of its sublicensees save to the extent that such loss, damages, costs or expenses arise out of a breach by Proteus of clauses
                19.2 or 19.3.

        19.10 Each party shall not be liable to the other party (or any Member of its Group) for any damage or loss to the extent that the other party (or any Member of its Group) is compensated under any policy of insurance.

20.     APPLICABLE LAW AND JURISDICTION

        20.1 Except as provided in clause 20.2 below, English law shall apply to the whole of this Agreement, and each party agrees to submit to the non-exclusive jurisdiction of the English courts.

        20.2 Any question arising out of this Agreement as to the construction or effect of any of the Patents shall be decided in accordance with the laws of the country in which the Patent in question has been granted or filed.

21.     NOTICES AND SERVICE

        21.1 Any notice or other information required or authorized by this Agreement to be given by either party to the other shall be given by:

                (a)     delivering it by hand; or

                (b)     sending it by pre-paid registered post; or

                (c) sending it by telex, facsimile transmission or similar means of communication;

                to the other party at its registered or principal office, or any other address which is notified in writing from time to time by the other party.

        21.2 Any notice or other information sent by post in the manner provided by clause 22.1(b) which is not returned to the sender or undelivered shall be deemed to have been given on the seventh day after the envelope containing it was so posted; and proof that the envelope containing any such notice or other information was properly addressed, pre-paid, registered and posted, and that it has not been so returned to the sender, shall be sufficient evidence that the notice or other information has been duly given.

        21.3 Any notice or other information sent by telex, facsimile transmission or similar means of communication shall be deemed to have been duly given on the date of transmission, provided that a confirming copy of it is sent as provided in clause 21.1(b) to the other party within 24 hours after transmission.

22.     MISCELLANEOUS

        22.1 Each party shall from time to time do all such acts and execute all such documents as may be reasonably necessary in order to give effect to the provisions of this Agreement.

        22.2 Neither party shall make any press or other public announcement concerning any aspect of this Agreement without first obtaining the agreement of the other party to the text of that announcement except in so far as it may be required to be made by law or the rules of any Stock Exchange.

        22.3 The Agreement may be executed in more than one counterpart and shall come into force once each party has executed each a counterpart in identical form and exchanged it with the other party.

        22.4 No failure or delay by either party in exercising any of its rights under this Agreement shall be deemed to be a waiver of that right, and no waiver by either party of a breach of any provisions of this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other provision.

        22.5 If any provision of this Agreement is held by any court or other competent authority to be invalid or unenforceable in whole or in part, the other provisions of this Agreement and the remainder of the affected provision shall continue to be valid.

        22.6 If any restriction in this Agreement is held by any court or other competent authority to be invalid or unenforceable then the party against whom such restriction was intended to apply agrees to be bound by a restriction the same as the terms of the most onerous restriction which the court or other competent authority would have allowed in place of the affected restriction.

        22.7 Without prejudice to the generality of clause 22.5, nothing in this Agreement shall be read or construed as imposing on ML any restriction which would be void under Section 44(l) of the Patents Act 1977. To the extent that any provision herein could be so read or construed then it shall:

                (a) where possible, be read and construed so as not to render it void under Section 441 of the Patents Act 1977; or

                (b) if not so possible, then it shall be deemed to be deleted from this Agreement ab initio.

23.     NOTIFICATION

        Notwithstanding any other provision of this Agreement (or any other agreement which, together with this Agreement, may form part of an agreement for the purposes of the Restrictive Trade Practices Act 1976 (together the "RTPA Agreement") the parties hereto agree that they will not give effect, and will procure that none of their Group Members shall give effect, to any restriction or restrictions contained in the RTPA Agreement which cause the RTPA Agreement to be registerable under the Restrictive Trade Practices Act 1976 until one day after particulars of the RTPA Agreement shall have been furnished to the Director General of Fair Trading.

In witness whereof this Agreement has been executed the day and year first before written.

                                   SCHEDULE A

                                   THE PATENTS
MAMMALIAN LHRH ANALOGUES

APPLICANT                                 Proteus Molecular Design Limited

INVENTORS                                 Fishleigh, Robert V.; Robson Barry;
                                          Morrison, Christopher A.

AGENT                                     Frank B. Dehn & Co.;
                                          Imperial House, 15-19 Kingsway,
                                          London, WC2B 6UZ

PRIORITY                                  UK Patent Application No. 8713240
                                          filed 5th June 1987
                                          UK Patent Application No. 8723072
                                          filed 1st October 1987

CANADA                                    Patent Application No. 563,089 filed
                                          31st March 1988

UNITED STATES                             Patent Application No. 07/177,730
                                          filed 5 April 1988
                                          Case refiled on 2nd July 1992 as
                                          File Wrapper Continuation
                                          Patent Application No. 07/908,659

                                          Divisional Patent Application No.
                                          484839 filed 7th June 1995

EUROPE                                    Patent Application No. 87308721.7
                                          filed 1st October 1987.
                                          Publication No. 0 293 530

NEW ZEALAND                               Patent Application No. 222031 filed
                                          2nd October 1987.
                                          Accepted July 1995

UNITED KINGDOM                            Patent Application No. 8723072 filed
                                          1st October 1987.
                                          Patent No. 2196969
                                          granted 21st November 1990

AUSTRALIA                                 Patent Application No. 79453/87 filed
                                          2nd October 1987.
                                          Patent No. 610526
                                          granted 19th September 1991

                                   SCHEDULE B

                                    KNOW-HOW


PRECLINICAL RESEARCH AND DEVELOPEMENT.

        PHARMACOLOGY

        Results of extensive pharmacodynamic evaluation demonstrating proof of concept in vivo for the immunotherapeutic construct selected for human health development.

        SAFETY EVALUATION

        Results of acute and subacute (less than or equal to 6 weeks) studies in two species, conducted to GLP, demonstrating the expected pharmacologically mediated effects on gonadal and associated organs (e.g. seminal vesicles; uterus) and the absence of non-mechanistic toxicity.

        CHEMISTRY AND PHARMACY

        Clinical trial supplies formulated and manufactured by a validated process and demonstrated to have biological potency in an in vivo batch release study.

CLINICAL DEVELOPMENT

        CTX APPLICATION

        Documentation from above programme prepared in CTX format scheduled for submission in 3/4th week April 1996.

        CLINICAL TRIAL ORGANIZATION

        Protocol and associated documentation for initial proof of concept study in prostate cancer patients. Principal investigator identified.

FORMULATION

        The process of Formulation of the Conjugate to facilitate the manufacture of Products.

                                   SCHEDULE-C

        Argentina

        Australia

        Brazil

        Canada

        China

        Czech Republic

        Hungary

        India

        Indonesia

        Israel

        Malaysia

        Mexico

        New Zealand

        Norway

        Poland

        South Africa

        South Korea

        Switzerland

        Turkey

                                   SCHEDULE D

                      ROYALTIES FOR SALES OF PRODUCTS BY ML

1. The calculation of royalties to be paid by ML to Proteus under sub-clause 9.1(a) of this Agreement shall be carried out in the manner and sequence of steps as follows:

        (i) The total world wide Net Sales Value in each Quarter shall be divided into four categories namely:

               (a)    ***

               (B)    ***

               (C)    ***

               (D)    ***

        (ii) Next the values for each of "Y1", "Y2" and "Y3" are adjusted to reflect the reduction in royalty which is to paid by ML in the different circumstances referred to in paragraph 1 (i) above to give the Adjusted Net Sales Value ("ANSV") in accordance with the following formula:

               ***


        (iii) Next the royalty rate of *** is applied to the adjusted Net Sales Value to give the Total Royalty ("TR") payable as follows:

               ***


               and the value "TR" equals the total amount of royalties payable to Proteus by ML for that Quarter.


        (iv) Net Sales Value falling within the value "Y4" are subject to a royalty of 0% and therefore do not feature in the calculation of royalties payable to Proteus by ML.

2. The royalty calculation set out in paragraph 1 above shall be performed at the end of each Quarter.

3. In the event that the Patents in any particular country are not granted or held or declared invalid by a court of competent jurisdiction from which no appeal is or can be made then the Net Sales Value arising in that country shall cease to be part of the value Y1 from the date of such holding or declaration and shall instead become part of the value Y2, Y3 or Y4 as appropriate.

                                   SCHEDULE E

                             SUPPLY AGREEMENT TERMS

1. Proteus shall either manufacture itself or sub contract the manufacture of the Conjugate.

2. The manufacture of Conjugate shall be carried out in accordance with regulatory requirements (including GMP) to allow ML to obtain Registration for Products. Proteus shall provide upon request details of the manufacturing process to any regulatory authority to Facilitate Registration for any Product.

3. ML shall give such advance notice of its purchase requirements of the Conjugate as shall be specified by Proteus to allow Proteus sufficient lead time to produce the required volume of Conjugate.

4. Minimum purchase requirements of Conjugate will be set. These will not be higher than a level allowing Proteus to manufacture Conjugate on a economically viable commercial scale given the cost of production balanced against volume produced.

5. Conjugate will be supplied by Proteus with appropriate certificates of analysis signed for release by a qualified person.

6. Proteus shall maintain the information forming the Closed Drug Master File in a secure manner at its offices. The "Closed Drug Master File" shall mean the file to be maintained by Proteus detailing the methodologies and processes and the supporting technical data, drawings and specifications for the manufacture of the Conjugate which are owned by Proteus and are required by relevant regulatory authorities for the purposes of Registration.

7.      In the event that:

        (a)     Proteus is unable to procure the supply of Conjugate; and

        (b) the non-supply of Conjugate has a material adverse effect on the commercial value of the Products marketed in the Territory (which it is not possible to mitigate so that the effect is not material);

                then:

        (c) all right, title and interest in the Closed Drug Master File shall pass to ML and Proteus shall deliver up the same within 7 days thereof; and

        (d) ML shall be entitled to a license of the Patents in respect of the matters reserved in clause 3.1(a) and in particular a license to permit the manufacture by ML of Conjugate under the Patents.

8. To ensure continuity of Conjugate supply to ML Proteus shall endeavour to procure not less than 2 sources of supply of Conjugate.

9. ML agrees to buy Conjugate exclusively from Proteus. Proteus shall charge a commercial price for the Conjugate provided that if:

        (a) ML has documentary evidence of at least 2 bona fide third party offers to supply Conjugate to ML on the same terms which Proteus is prepared to supply Conjugate to ML except as to price, and

        (b) such third party bona fide offers are in respect of Conjugate of the same quality and quantity of Conjugate as that which Proteus was prepared to supply to ML; and

        (c) ML shall notify Proteus of the terms and price contained in such offers;

        then Proteus shall have a period of 90 days from such notification under
        (c) above in which to provide a written offer to match or better the average price of the third party offers. If Proteus does match or better the average price for Conjugate specified in the third party offers then ML shall be bound to purchase Conjugate from Proteus in accordance with the terms of Proteus' written offer at Proteus' revised price. If Proteus does not match of better such average price for the Conjugate within the period of 90 days referred to then ML shall be free to purchase Conjugate from any of the third parties who made such bona fide offers.

10. ML will be entitled to terminate the Supply Agreement if it has a bona fide scientific reason for not continuing with the production of Products.

11. Either party will have the right to terminate in the event of breach or an event of insolvency in relation to the other party.

12. Other normal commercial terms, conditions, warranties, indemnities and force majeure to be included.

                                   SCHEDULE F

                                FUTURE TECHNOLOGY

1. In the event that Proteus shall have any new or existing technology which Proteus wishes to license, sell or otherwise dispose of to a third party (other than any such technology in respect of which it has at the date of this Agreement already agreed terms for commercialization with a third party) then it shall notify ML of its desire to license the new technology and give brief non confidential details of the new technology.

2. ML shall notify Proteus in writing within 14 days of receipt of such details if it wishes to enter into negotiations for a license of the new technology.

3. In the event that Proteus does not receive written notification of ML's wish to discuss the taking of a license for the new technology within the 14 days referred to in paragraph 2 above then Proteus shall be free to license or deal in the new technology without restriction.

4. In the event that Proteus does receive written notification of ML's wish to discuss the taking of a license for the new technology within the 14 days referred to in paragraph 2 above then upon a confidentiality agreement being signed to Proteus satisfaction Proteus shall forthwith disclose to ML further details and information on the new technology and the parties shall enter into good faith discussions regarding the grant of a license.

5. If the negotiations and license of the new technology has not been concluded within 60 days after receipt by Proteus of the written notification from ML in accordance with paragraph 2 despite the good faith negotiations of the parties then Proteus shall be free to enter into negotiations with third parties for the licensing of that new technology. If and when heads of terms are agreed with a third party Proteus shall notify ML of that fact. ML shall then have the right to make one revised written offer for taking a license of the new technology within 7 days.

6. If ML's revised offer does not match the third party's terms in Proteus' commercial judgement (and such decision shall be Proteus' absolute discretion) then the parties shall meet within 14 days of the rejection of MIL's revised offer to discuss the offer. In the event that after such discussions Proteus still does not accept ML's offer or the written offer is not received within the said 7 days then Proteus shall be under no further obligation to ML in respect of that new technology.

                                   SCHEDULE G

1. In the event that the parties are unable to agree whether a particular third party product is a Competing Product for the purposes of this Agreement then the matter shall be referred to a single arbitrator (who shall be a Patent Agent with not less than 10 years experience in the field of pharmaceutical patents) to be appointed by agreement between the parties or, failing agreement by the parties within 30 days, appointed by the President of the Chartered Institute of Patent Agents upon the application of either party.

2. Each party shall make written submissions to the arbitrator. Copies of each party's written submissions shall be provided to the other party. Each party shall be entitled to provide to the arbitrator a written response to the other party's written submissions. The arbitrator shall also hear oral submissions from each party at a meeting with both parties present. Each parties' initial oral submissions shall last no longer than 1 hour. Each party shall have a right of reply to other's party's oral submissions lasting no longer than 30 minutes. The timetable for written and oral submissions shall be as set by the arbitrator. The arbitrator shall act as an expert and his decision shall be final and binding on both parties. The costs of the arbitrator shall be shared equally between the parties.

Signed by

for and on behalf of
PROTEUS MOLECULAR DESIGN LIMITED





Signed by

for and on behalf of
ML LABORATORIES PLC